Exhibit 2.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

BLACK DIAMOND INDUSTRIES, INC.
(a Florida corporation)

INTO

DDS TECHNOLOGIES USA, INC.
(a Delaware corporation)

____________________________________
(Pursuant to Section 253 of the
General Corporation law of the State of Delaware)

    BLACK DIAMOND INDUSTRIES, INC., a Florida corporation, does hereby certify:

        FIRST:          The corporation to be merged is the parent corporation, BLACK DIAMOND INDUSTRIES, INC., a Florida corporation ("Black Diamond"). The surviving corporation is the subsidiary corporation, DDS TECHNOLOGIES USA, INC., a Delaware corporation ("DDS Technologies").

        SECOND:      Black Diamond owns all of the issued and outstanding common shares of DDS Technologies, having a par value of $.0001.

        THIRD:         Black Diamond, by the following resolution of its Board of Directors, duly adopted and approved, by unanimous written consent of its directors on November 18, 2002 the merger of Black Diamond into DDS Technologies:

RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and Articles of Merger with the Secretary of State of the State of Florida, Black Diamond will merge itself into DDS Technologies and DDS Technologies will succeed to and assume all of the liabilities and obligations of Black Diamond (the "Merger"), and pursuant thereto, the separate corporate existence of Black Diamond shall cease; and be it further

RESOLVED, that the Certificate of Ownership and Merger and the Articles of Merger shall be effective as of the date of their respective filings (the "Effective Date"); and be it further

RESOLVED, that the terms and conditions of the Merger are as follows: Upon the Effective Date, each issued and outstanding common share, par value $.0001 per share, of Black Diamond owned of record shall be converted into a share of common stock, par value $.0001 per share, of DDS Technologies, all of which shall be issued to each stockholder upon surrender to DDS Technologies of each stockholders' certificates formerly representing their common stock ownership of the Black Diamond; and be it further

RESOLVED, that the proper officers of Black Diamond be, and each of them hereby is, authorized and directed to make, execute, attest and acknowledge a Certificate of Ownership and Merger, an Agreement and Plan of Merger and Articles of Merger setting forth a copy of these resolutions (the "merger documents") to merge Black Diamond into DDS Technologies, and to cause the merger documents to be filed, together with such other documents as may be appropriate, with the Secretaries of State in accordance with the laws of the State of Delaware and the State of Florida; and be it further

RESOLVED, that any officer of Black Diamond be, and hereby is, authorized and directed to take any and all other actions necessary and proper to effect the transactions contemplated by the Merger under the laws of the State of Florida and the State of Delaware.

        FOURTH:      The Certificate of Incorporation of the surviving corporation shall succeed as the certificate of incorporation after the Merger without any amendments made thereto.

        FIFTH:          A copy of the Agreement and Plan of Merger in file at the office of the surviving corporation at 150 East Palmetto Park Road, Suite 510, Boca Raton, Florida 33432, shall be furnished to any stockholder of any constituent corporation, upon request and without charge.

        SIXTH:         The proposed merger has been adopted, approved, certified, executed and acknowledged by Black Diamond in accordance with the laws of the State of Florida.

        IN WITNESS WHEREOF, Black Diamond has caused its duly authorized officer to execute and deliver this Certificate of Merger this 19th day of December, 2002.

Black Diamond Industries, Inc.

By: /s/ Joseph Fasciglione
____________________________________
By: Joseph Fasciglione
Title: Chief Financial Officer